AMERICAN COMMERCIAL LINES INC.
Contact: Christopher A. Black, Sr. Vice President, Chief Financial Officer, (812) 288-1836

FOR IMMEDIATE RELEASE

American Commercial Lines Inc. Announces
New Senior Vice President of Sales and Marketing

Jeffersonville, Indiana (November 17, 2005) — American Commercial Lines Inc. (NASDAQ:ACLI) (“Company” or “ACL”) announced today the appointment of Michael P. Ryan as Senior Vice President Sales and Marketing. Mr. Ryan brings more than 24 years of combined experience in logistics sales, marketing and customer service. He spent approximately 20 years in sales and marketing positions of increasing responsibility while at Canadian National Railway Company and CSX Corporation, Inc. and was most recently Senior Vice President and General Manager of McCollister’s Transportation Systems. He has a Bachelors of Arts degree from State University of New York. Mr. Ryan replaces Mr. Martin Pepper who left to pursue other interests.

Commenting on this appointment, Mr. Mark R. Holden, President and CEO, stated “We are pleased to welcome Mike to ACL and the senior management team. Mike brings with him significant knowledge and leadership experiences in rail and truck transportation in the U. S. In addition, Mike brings a sales and marketing record of proven successes in bulk type commodities, including agricultural, forest and chemicals. He also has the necessary skills and experiences to develop our logistics and intermodal businesses. As we expand our reach into the transportation industry, Mike’s leadership will be valuable to our future success.”

American Commercial Lines Inc., headquartered in Jeffersonville, Indiana is an integrated marine transportation and service company operating in the United States Jones Act trades, with revenues of more than $600 million and approximately 2,600 employees. For more information about ACL generally, visit www.aclines.com.

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Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements and that should be considered in evaluating the outlook of American Commercial Lines Inc. include, without limitation, increased competition, reliance on certain customers and corporate partnerships, shortages and costs of raw materials, continued improvements in our manufacturing capacity and cost containment, and dependence on industry trends. These and other risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Prospectus filed on October 7, 2005 by American Commercial Lines Inc. with the SEC. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.